Exhibit 99.1

Investor Contact:	Media Contact:
Scott Wilson	Jennifer Massaro
SupportSoft, Inc.	SupportSoft, Inc.
(650) 556-8515	(650) 556-8596
scott.wilson@supportsoft.com	jennifer.massaro@supportsoft.com

SupportSoft Announces Preliminary Third Quarter 2004 Results

Redwood City, CA, October 4, 2004 – SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today announced preliminary financial results for the quarter ended September 30, 2004.

The Company expects total revenues for the third quarter 2004 to be in the range of $11.9 million to $12.3 million versus $13.5 million for the same period last year. GAAP loss per share is expected to be in the range of $0.01 to $0.04. Non-GAAP earnings per share is expected to be in the range of $0.00 to $0.03. GAAP earnings per share was $0.07 for the same period last year and the Company did not report earnings on a non-GAAP basis in that period. Non-GAAP earnings per share excludes the write off of in-process research and development and amortization of intangible assets resulting from the Company’s September 2, 2004 acquisition of substantially all of the assets of Core Networks Incorporated. The Company added more than $5 million in cash from operations during the quarter and had approximately $115 million in cash and cash equivalents as of September 30, 2004. This amount of cash and cash equivalents is net of the amounts spent in connection with the acquisition of Core Networks.

All statements relating to the Company’s third quarter financial performance contained in this release are preliminary and may change based on the Company’s management and independent auditors completion of customary quarterly closing and review procedures.

“After three years of record performance during some of the toughest times for software companies, the tightness of IT spending and more complex approval processes impacted us this quarter,” said Radha Basu, SupportSoft Chairman and CEO. “Despite closing several million dollar transactions, there were several large opportunities which we did not bring to closure by the end of the quarter. We are particularly disappointed because these results do not reflect the success that our customers are having with our Real-Time Management Solutions, the depth of our pipeline and funnel, and the positive customer and market reaction to our acquisition of Core Networks. You can be assured that we are focused on getting SupportSoft back on track to deliver the types of results our investors have grown accustomed to. “

SupportSoft will host a conference call today, Monday, October 4, 2004, at 8:30 a.m. EDT. A live Webcast of the conference call will be available via the investor relations section of the Company’s website at www.supportsoft.com or by dialing (800) 289-0572.

A replay of the Webcast will be available within 24 hours or by dialing (888) 203-1112. The passcode is 913675.

SupportSoft will announce its final third quarter results on Wednesday, October 20, 2004, after the close of the market.

Non-GAAP financial information

The non-GAAP financial measures used in this press release, which exclude adjustments related to the write off of in-process research and development and amortization of intangible assets, are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. The Company refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s financial performance. In addition, the non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in this press release because we believe they are useful to investors in allowing for greater transparency and to provide supplemental information used by management in its financial and operational decision-making. These non-GAAP measures should be considered in addition to, and not as a substitute for, the measures prepared in accordance with GAAP.

The following table reconciles the non-GAAP financial measures to GAAP:

	Low end of range	High end of range
GAAP-based loss per share	$(0.04)	$(0.01)
Write off of in-process research and development and amortization of intangible assets, net of taxes	0.04	0.04
Non-GAAP earnings per share	$0.00	$0.03

About SupportSoft

SupportSoft (Nasdaq: SPRT) is a leading provider of Real-Time Service Management (RTSM™) software designed to ease enterprise technical support, provide for IT endpoint automation and enable triple play service automation for VoIP, video or broadband delivery by service providers to their customers. Digital service providers benefiting from SupportSoft solutions include Adelphia Communications, BellSouth, Charter Communications, Comcast Communications, Cox Communications, Time Warner, TeliaSonera and UPC. Enterprises that have licensed SupportSoft software for IT requirements include ADP, Bank of America, Cisco Systems, IBM, Procter & Gamble, Siebel Systems, Sony and Thomson Financial. Managed service providers that utilize our solutions to provide outsourced services to their enterprise customers include Accenture, ACS, CGI, CompuCom, CSC and IBM Global Services.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These are statements that relate to future events and include, but are not limited to, the statements that provide estimates and ranges as to the expected final calculation of the Company’s third quarter performance, and the statements related to the Company’s future prospects and reaction to the acquisition of Core Networks. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to: SupportSoft’s management and independent auditors, upon completion of their customary quarterly closing and review procedures, concluding that the financial results for the third quarter fall outside the ranges set forth in this press release or are otherwise different than the preliminary estimates provided herein, SupportSoft’s ability to achieve broad adoption and acceptance of its Real-Time Service Management products and services, the ability of its software to operate with hardware and software platforms that are used by its customers now or in the future, diversion of management attention and difficulty in integrating acquired businesses and technologies, system failures that may cause an interruption in its customers’ ability to use its products or services, the uncertain economic conditions in the United States and in international markets as well as other risks detailed from time to time in its SEC filings, including those described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Factors Affecting our Business and Operating Results” in its Quarterly Report on Form 10- Q . Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release.